Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:01 PM 02/24/2014
FILED 06:01 PM 02/24/2014
SRV 140228754 - 5487650 FILE

CERTIFICATE OF INCORPORATION

OF

WOODSIDE HOMES, INC.

The undersigned, for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, certifies:

FIRST:  The name of the corporation is Woodside Homes, Inc.(hereinafter referred to as the “Corporation”).

SECOND:  The address of the Corporation’s registered office in the State of Delaware is 2140 South Dupont Highway, in the City of Camden, postal code 19934, County of Kent.  The name of its registered agent at such address is Paracorp Incorporated.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (hereinafter referred to as the “GCL”).

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,000 shares, consisting of 1,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 1,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).  The powers, designations, preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the Common Stock and the Preferred Stock are as follows:

(a)                                 Preferred Stock.

The Board of Directors of the Corporation (hereinafter referred to as the “Board of Directors”) is hereby expressly authorized at any time, and from time to time, to create and provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the GCL (hereinafter referred to as a “Preferred Stock Designation”), to establish the number of shares to be included in each such series, and to fix the designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including, but not limited to, the following:

(A)                               the designation of and the number of shares constituting such series, which number the Board of Directors may thereafter (except as otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares of such series then outstanding);

(B)                               the dividend rate for the payment of dividends on such series, if any, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of or any other series of capital stock, the conditions and dates upon which such dividends, if any, shall be payable, and whether such dividends, if any, shall be cumulative or non-cumulative;

(C)                               whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(D)                               the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(E)                                whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of, any other series of any class or classes of capital stock of, or any other security of, the Corporation or any other corporation, and, if provision be made for any such conversion or exchange, the times, prices, rates, adjustments and any other terms and conditions of such conversion or exchange;

(F)                                 the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise;

(G)                               the restrictions, if any, on the issue or reissue of shares of the same series or of any other class or series;

(H)                              the amounts payable on and the preferences, if any, of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(I)                                   any other relative rights, preferences and limitations of that series.

(b)                                 Common Stock.

The Common Stock shall be subject to the express terms of any series of Preferred Stock set forth in the Preferred Stock Designation relating thereto.  Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters on which stockholders of the Corporation are entitled to vote.  The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise.

FIFTH:  The directors shall have power to adopt, amend or repeal Bylaws of the Corporation, except as may otherwise be provided in the Bylaws of the Corporation.

SIXTH:  A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived any improper personal benefit.  The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.  If the GCL is amended after the date of the filing of this Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.  No repeal or modification of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.

SEVENTH:  Elections of directors need not be by written ballot, except as may otherwise be provided in the Bylaws of the Corporation.

EIGHTH:  The name and mailing address of the incorporator is Soo Hwang, 601 South Figueroa Street, Los Angeles, California 90017.

WITNESS my signature this 24th day of February, 2014.

/s/ Soo Hwang
Soo Hwang, Sole Incorporator